UNITED STATES

SECURITIES AND EXCHANGE COMMISSIONS

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 1, 2007

Date of Report (Date of earliest event reported)

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50614	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Progress Boulevard

Alachua, Florida 32615

(Address of principal executive offices including zip code)

(386) 418-4018

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

Oragenics, Inc. (the “Company”) Common Stock is quoted on the American Stock Exchange (the “AMEX”) under the symbol “ONI.” In order for the Company’s Common Stock to continue to be quoted on the AMEX, the Company must satisfy various continued listing standards as set forth in Part 10 of the AMEX Company Guide (the “AMEX Guide”).

On May 1, 2007, the Company notified AMEX that as a result of the resignation of its independent director, Mr. Hawes, from the Company’s Board of Directors, it was aware that it was no longer in compliance with certain of the AMEX’s continued listing standards. Specifically, the Company is not in compliance with Sections 802, 803 and 121B(2)(c) of the AMEX Guide regarding having at least fifty percent of its Board be comprised of independent directors and maintaining an Audit Committee of at least two independent directors.

The Company will begin a search for a new independent director to serve on the Board of Directors as soon as practicable and expects to be able to identify and appoint a replacement director within the cure period provided under AMEX rules.

There can be no assurance the Company will be able to locate and appoint an independent director candidate to replace Mr. Hawes. If the Company does not regain compliance with the AMEX listing standards, the Company will be subject to delisting proceedings.

ITEM 5.02 Departure of Directors or Principal Officer, Election of Directors, Appointment of Principal Officer.

On May 1, 2007, Mr. George Hawes resigned from the Board of Directors of Oragenics, Inc., for personal reasons. A copy of the Company’s May 1, 2007 press release announcing Mr. Hawes’ resignation is attached as Exhibit 99.1.

Item 8.01 Other Events.

The press release issued by the Company also on May 1, 2007 indicated that while it continues to seek a suitable partner for its Probiora3TM oral probiotic technology, the process has been slower than originally anticipated and nothing to date has been attractive to the Company.

Item 9.01 Financial Information and Exhibits.

(d) Exhibits.

Number	Description
99.1	Press Release dated May 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 2, 2007	ORAGENICS, INC. (Registrant)

	BY:	/s/ Robert T. Zahradnik
Robert T. Zahradnik President and Chief Executive Officer